Exhibit 11

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May 4, 2010

VIA EDGAR

Fidelity Rutland Square Trust II

82 Devonshire Street

Boston, MA 02109

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Fidelity Rutland Square Trust II, a Delaware statutory trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the transfer of all or substantially all the assets of PAS Core Income Fund of Funds, PAS Income Opportunities Fund of Funds, PAS International Fidelity Fund of Funds, PAS International Fund of Fund, PAS Small-Mid Cap Fund of Funds, PAS U.S. Opportunity Fund Fidelity Fund of Funds, and PAS U.S. Opportunity Fund of Funds, each a series of Fidelity Rutland Square Trust (each an "Acquired Fund") to Strategic Advisers Core Income Fund, Strategic Advisers Income Opportunities Fund, Strategic Advisers International II Fund, Strategic Advisers International Fund, Strategic Advisers Small-Mid Cap Fund, Strategic Advisers U.S. Opportunity II Fund, and Strategic Advisers U.S. Opportunity Fund, respectively, each a series of the Trust (each an "Acquiring Fund," and collectively with the Acquired Funds, the "Funds"), in exchange for the issuance of shares of beneficial interest of the corresponding Acquiring Fund (the "Shares"), and the assumption of the liabilities of the corresponding Acquired Fund; pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization by and between the Funds (the "Agreement"), as filed with the Registration Statement.

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Registration Statement; the Agreement; the Amended and Restated Declaration of Trust of the Trust dated March 6, 2006, as amended; and the By-Laws of the Trust dated June 4, 2009 (the "By-Laws"). In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the State of Delaware with respect to the Trust. We have assumed that the By-Laws have been duly adopted by the Trustees. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds' Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware; and

2. the Shares registered under the Securities Act, when issued in accordance with the terms described in the Registration Statement and the Agreement, will be legally issued, fully paid and non-assessable by the Trust.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the use of this opinion as an exhibit to the Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,
/s/ Dechert LLP
Dechert LLP